EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
VCA Antech, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-139410, 333-81614 and 333-107557) on Form S-8 and the registration statements (Nos. 333-108135 and 333-114471) on Form S-3 of VCA Antech, Inc. of our reports dated February 26, 2010, with respect to the consolidated balance sheets of VCA Antech, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2009, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of VCA Antech, Inc. and subsidiaries.

Our report dated February 26, 2010, on the effectiveness of internal control over financial reporting as of December 31, 2009, contains an emphasis of matter paragraph that states that our audit of internal control over financial reporting of VCA Antech, Inc. and subsidiaries excluded an evaluation of the internal control over financial reporting of Eklin Medical Systems, Inc., which was acquired on July 1, 2009.

/s/ KPMG LLP

Los Angeles, California
February 26, 2010